As filed with the Securities and Exchange Commission on November 21, 2011

Commission File No.: 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MFA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	350 Park Avenue, 20th Floor New York, New York 10022 (212) 207-6400 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	13-3974868 (I.R.S. Employer Identification No.)

Stewart Zimmerman
Chairman of the Board and Chief Executive Officer
MFA Financial, Inc.
350 Park Avenue, 20th Floor
New York, New York 10022
(212) 207-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Harold E. Schwartz, Esq.	Phillip J. Kardis, II, Esq.
MFA Financial, Inc.	Robert K. Smith, Esq.
350 Park Avenue, 20th Floor	K&L Gates LLP
New York, New York 10022	1601 K Street, N.W.
(212) 207-6400	Washington, DC 20006
(202) 778-9000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common stock, par value $.01 per share	10,000,000	$6.67	$66,700,000	$7,644

(1)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Estimate based on the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on November 15, 2011 pursuant to Rule 457(c) under the Securities Act of 1933.

(2)
As discussed below, pursuant to Rule 415(a)(6) under the Securities Act of 1933, this Registration Statement includes 8,814,135 unsold shares of common stock that have been previously registered and 1,185,865 new shares of common stock.  Accordingly, the registration fee due in connection with this Registration Statement relates only to the 1,185,865 new shares of common stock registered pursuant to this Registration Statement.

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the securities registered pursuant to this Registration Statement consist of 8,814,135 unsold shares of common stock previously registered on the Registrant’s Registration Statement on Form S-3 (Registration No. 333-155730) (or the Prior Registration Statement) and 1,185,865 new shares of common stock.  In connection with the registration of the unsold shares of common stock on the Prior Registration Statement, the Registrant paid a registration fee of $1,807.80, of which $1,593.42 will be applied to the unsold shares of common stock included in this Registration Statement.  In connection with the registration of the 1,185,865 new shares, the Registrant includes herewith $907.  Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

MFA FINANCIAL, INC.

Discount Waiver, Direct Stock Purchase And Dividend Reinvestment Plan

Our Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (or the Plan) provides new investors and existing holders of our common stock with a convenient and economical method to purchase shares of our common stock. By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. If you elect to participate in the Plan, you may also make optional cash purchases of shares of our common stock of between $50 (or $1,000 for new investors) and $10,000 per month and, with our prior approval, in excess of $10,000 per month. Shares of our common stock purchased under the Plan will be purchased by the Plan Administrator, at our option, directly from us or in the open market.  The purchase price for shares of our common stock acquired directly from us will be equal to the volume-weighted average price (less any applicable discount) of our common stock as reported by the NYSE on the applicable Dividend Payment Date (as defined herein) or the applicable Cash Purchase Investment Date (as defined herein).  The purchase price deemed to be paid for shares of our common stock acquired in the open market on any given day will be the weighted average of the actual prices paid for all shares acquired on that date, including any trading fees and service charges (less any applicable discount).  Shares of our common stock purchased under the Plan may be acquired at discounts of up to 5% from the prevailing market price as determined and set by us from time to time.

Features of the Plan include:

•	Any registered holder of our common stock may elect to participate in the Plan.

•	Interested new investors who are not currently holders of our common stock may make their initial purchase through the Plan.

•	Up to a 5% discount, as determined and set by us from time to time, on shares of our common stock purchased under the Plan.

•	Full or partial dividend reinvestment options.

•	Optional cash purchases of between $50 (or $1,000 for new investors) and $10,000 per month and, with our prior approval, optional cash purchases in excess of $10,000 per month.

•	Available certificate safekeeping in book-entry form at no charge to you.

•	Detailed recordkeeping and reporting will be provided at no charge to you.

•	Optional automatic investment withdrawals from your bank account.

This prospectus relates to the offer and sale of up to 10,000,000 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.

Our common stock is listed on the New York Stock Exchange (or NYSE) under the symbol “MFA.”  On November 18, 2011, the last reported sale price of our common stock on the NYSE was $6.65 per share.

Investing in our common stock involves certain risks. Before buying any shares, you should read the material risks of investing in our common stock referenced under the caption “Risk Factors” on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November 21, 2011

We are responsible for the information contained in, or incorporated by reference into, this prospectus.  We have not authorized any other person to provide you with any other information, and take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS

Page

FORWARD-LOOKING STATEMENTS	1

MFA FINANCIAL, INC.	2

RISK FACTORS	3

USE OF PROCEEDS	4

DESCRIPTION OF THE PLAN	5

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	18

PLAN OF DISTRIBUTION	40

LEGAL MATTERS	40

EXPERTS	40

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	41

INFORMATION WE FILE	41

EX-5.1: OPINION AS TO LEGALITY

EX-8.1: OPINION AS TO TAX MATTERS

EX-23.2: CONSENT OF ERNST & YOUNG LLP

EX-99.1: ENROLLMENT FORM

i

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (or the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act).  When used, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” and similar expressions, are intended to identify forward-looking statements and, as such, may involve known and unknown risks, uncertainties and assumptions.

These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to:

•	changes in interest rates and the market value of our mortgage-backed securities (or MBS);

•	changes in the prepayment rates on the mortgage loans securing our MBS;

•	our ability to borrow to finance our assets;

•	implementation of or changes in government regulations or programs affecting our business;

•	our ability to maintain our qualification as a real estate investment trust for federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940; and

•	risks associated with investing in real estate assets, including changes in business conditions and the general economy.

These and other risks, uncertainties and factors, including those identified in our annual report on Form 10-K for the fiscal year ended December 31, 2010, and those discussed in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time and it is not possible to predict those factors or how they may affect us. Except as required by law, we are not obligated to, and are not undertaking to, update or revise any forward-looking statements.

The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. We encourage you to read this prospectus, as well as the information which is incorporated by reference herein, in their entireties. You should carefully consider the material risks of investing in our common stock referenced under the caption “Risk Factors” of this prospectus before making a decision to participate in the Plan. All references to “we,” “us” or “our company” in this prospectus mean MFA Financial, Inc.

MFA FINANCIAL, INC.

Our Business

We are a real estate investment trust (or REIT) primarily engaged in the business of investing, on a leveraged basis, in residential Agency and Non-Agency MBS.  Our principal business objective is to generate net income for distribution to our stockholders resulting from the difference between the interest and other income we earn on our investments and the interest expense we pay on the borrowings that we use to finance our leveraged investments and our operating costs.

Compliance with REIT Requirements and the Investment Company Act of 1940

We have elected to be treated as a REIT for U.S. federal income tax purposes. In order to maintain our qualification as a REIT, we must comply with a number of requirements under U.S. federal income tax law that are discussed under the heading “Material U.S. Federal Income Tax Considerations” in this prospectus.  If we fail to maintain our qualification as a REIT, we would be subject to U.S. federal income tax, which could have an adverse impact on our business.  In addition, we at all times intend to conduct our business so as to maintain our exempt status under, and not to become regulated as an investment company for purposes of, the Investment Company Act of 1940 (or the 1940 Act).  If we fail to maintain our exempt status under the 1940 Act, we would be unable to conduct our business as described in this prospectus.  See “Risk Factors — Loss of our Investment Company Act exemption would adversely affect us” in our annual report on Form 10-K for the fiscal year ended December 31, 2010, and the information under “Item 1A. Risk Factors – Future legal changes could require us to significantly restructure our operations in order to maintain our investment company exemption, which would materially and adversely affect our business” in our quarterly report on Form 10-Q for the quarter ended September 30, 2011, each of which is incorporated by reference into this prospectus.

General Information

We were incorporated on July 24, 1997 under Maryland law. Our principal executive offices are located at 350 Park Avenue, 20th Floor, New York, New York 10022. Our telephone number is (212) 207-6400. Our common stock and our 8.50% Series A cumulative redeemable preferred stock are listed on the New York Stock Exchange (or NYSE) under the symbols “MFA” and “MFA PrA,” respectively. We maintain a website at www.mfa-reit.com. Information contained on our website is not, and should not be interpreted to be, part of this prospectus.

RISK FACTORS

Investment in our common stock involves risk. Before choosing to participate in the Plan and acquiring any shares of our common stock offered pursuant to this prospectus, you should carefully consider the risks of an investment in our company set forth under the caption “Item 1A. Risk Factors” (or similar captions) in our most recent Annual Report on Form 10-K and under the caption “Item 1A. Risk Factors” (or similar captions) in our subsequent Quarterly Reports on Form 10-Q, which reports are incorporated herein by reference. In the future, you should also carefully consider the disclosures relating to the risks of an investment in our company contained in the reports or documents we subsequently file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, which reports and documents will deemed to be incorporated by reference into this prospectus upon their filing. See “Incorporation of Certain Documents by Reference” and “Forward-Looking Statements.”

USE OF PROCEEDS

We will receive proceeds from the sale of shares of our common stock that the Plan Administrator (as defined herein) purchases directly from us on behalf of the Plan. We intend to use the net proceeds from the sales to acquire additional MBS, consistent with our investment policy, and for working capital, which may include, among other things, the repayment of our repurchase agreements. We have no basis for estimating either the number of shares of common stock that will be sold directly by us to the Plan or the prices at which such shares will be sold. We will not receive any proceeds from the sale of our common stock that the Plan Administrator purchases on behalf of the Plan in the open market or in privately negotiated transactions.

DESCRIPTION OF THE PLAN

Our Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan is described in the following questions and answers:

1.	Why is the Plan being offered?

The purpose of the Plan is to provide a convenient and economical method for our current stockholders to automatically reinvest all or a portion of their cash dividends in additional shares of our common stock. The Plan also provides our current stockholders and new investors with an economical way to acquire shares of our common stock by directly investing additional cash amounts. In these ways, the Plan is intended to benefit our long-term investors by allowing them to increase their investment in our common stock. The Plan also provides us with a cost-efficient way to raise additional capital through the direct sale of our common stock to participants in the Plan.

2.	How does the Plan work?

The dividend reinvestment component of the Plan permits our stockholders to designate that all or a portion of their cash dividends on our common stock be reinvested in additional shares of our common stock. The optional cash purchase component of the Plan permits current stockholders and new investors to purchase shares of our common stock in amounts, subject to certain exceptions (see Question 16), ranging from $50 to $10,000 on a monthly basis or, with our prior approval, in excess of $10,000 (see Question 17). Funds invested pursuant to the Plan are fully invested through the purchase of both whole and fractional shares of our common stock and, under the dividend reinvestment component, proportionate cash dividends on fractional shares of our common stock held in a participant’s Plan Account (as defined herein) are used to purchase additional shares under the Plan.

3.	What are the advantages of participating in the Plan?

The Plan provides participants with the opportunity to acquire additional shares of our common stock directly from us without having to pay, subject to certain exceptions, the trading fees or service charges associated with an independent purchase (see Question 27). If we issue new shares of our common stock to participants in the Plan, we may sell them at a discount of up to 5% from the current market price of our common stock. If the Plan Administrator acquires our shares in the open market for participants in the Plan, we may discount such shares by paying up to 5% of the purchase price for such shares. For shares acquired in the open market, the purchase price includes all trading fees and service charges. You should note, however, that we are not required to offer shares at a discount or to pay discounts, fees and service charges. We may change the discount percentage offered, or discontinue to offer this feature of the Plan, at any time or from time to time (see Question 12).

The Plan also offers a “share safekeeping” service that allows you to deposit your share certificates with the Plan Administrator and have your share ownership maintained on the Plan Administrator’s records as part of your Plan Account. There is no charge for this service.

4.	What are the disadvantages of participating in the Plan?

Investing in our common stock through the Plan is no different from, and is subject to, the same risks as investing in our common stock directly. This includes the risk that the market price for our common stock may decline. See “Risk Factors.”

NEITHER WE NOR THE PLAN ADMINISTRATOR CAN GUARANTEE THAT SHARES OF OUR COMMON STOCK PURCHASED UNDER THE PLAN WILL BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE AT ANY PARTICULAR TIME.

Amounts contributed to the Plan will not necessarily be invested by the Plan Administrator immediately upon receipt. Likewise, there may be delays in the delivery of moneys to be returned to you under the Plan. The Plan will not pay interest to you on funds held pending investment or pending return to you.

Purchases and sales of our common stock under the Plan will be effected by the Plan Administrator only as soon as practicable after it receives investment instructions. Therefore, if you participate in the Plan, you may not be able to control the specific timing of purchases and sales made for you under the Plan. The market price of our common stock may fluctuate between the time an investment instruction is received by the Plan Administrator and the time shares are purchased or sold for you under the Plan.

You will not be able to pledge any shares of our common stock held in your Plan Account until a certificate for those shares is issued to you.

If you reinvest your cash dividends, you will be treated as having received dividend income for U.S. federal income tax purposes, but will not receive a dividend check. There may be other tax-related disadvantages applicable to your participation in the Plan (see Question 33). See “Material U.S. Federal Income Tax Considerations.”

There are certain fees that will be charged to you by the Plan Administrator (see Question 27).

5.	Who is eligible to participate?

Anyone is potentially eligible to participate in the Plan. You may participate in the Plan if: (i) you are a “registered holder” of our common stock; that is, your shares are registered in your name on our stock transfer books; (ii) you are a “beneficial owner” of our common stock; that is, your shares are registered in a name other than your own name (i.e., in the name of a broker, bank or other nominee); or (iii) you are not presently a stockholder, but wish to acquire shares of our common stock. Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having your shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf (see Question 6).

You will not be allowed to participate if you live in a jurisdiction that makes it unlawful for us to permit your participation in the Plan. Persons who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, share registration, foreign investments and related matters. We reserve the right to terminate anyone’s participation in the Plan if we deem it advisable under any applicable laws or regulations. We also reserve the right, in our sole discretion, to exclude anyone from the Plan who fails to comply with the requirements of the Plan, including, but not limited to, those seeking to use the Plan to engage in short-term trading activities that may cause aberrations in the trading volume of our common stock or who use multiple Plan Accounts to circumvent the Plan’s standard $10,000 per month investment maximum.

6.	How do I enroll in the Plan?

If you hold shares of our common stock in your own name or if you are a new investor, you may enroll in the Plan and/or make optional cash purchases by completing your plan enrollment online via Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess.  Alternatively, you may enroll in the Plan by obtaining a plan enrollment form by calling, toll free, (866) 249-2610 and mailing your completed form to the Plan Administrator in care of BNY Mellon Shareowner Services, P.O. Box 358035, Pittsburgh, Pennsylvania 15252-8035.  If your shares are registered in a name other than your own name (i.e., in the name of a broker, bank or other nominee), then you must either (i) have your shares reregistered in your own name and then complete your plan enrollment as discussed above or (ii) make arrangements with your nominee holder to participate on your behalf. You will need to confirm that your nominee holder is able to accommodate your participation in the Plan.

An eligible person may elect to become a participant in the Plan at any time, subject to our right to modify, suspend, terminate or refuse participation in the Plan. Your completed plan enrollment appoints the Plan Administrator as your agent for purposes of the Plan and permits it to reinvest dividends in the number of shares you designate and to make optional cash purchases on your behalf as you direct. You may also specify whether you wish to have your shares held by the Plan Administrator for safekeeping (see Question 21).

If you are enrolling for dividend reinvestment, the Plan Administrator must receive your completed plan enrollment at least two business days prior to the record date established for a particular dividend in order for you to be eligible for reinvestment of that dividend payment under the Plan (see Question 15). Otherwise, reinvestment of your dividends will begin with the next dividend payment.

If you are enrolling in the Plan by making an optional cash purchase (see Question 9), the Plan Administrator must receive your completed plan enrollment and investment funds at least two business days before the date such funds are scheduled to be invested for a particular month (see Question 15). If your completed plan enrollment and investment funds are received after that date, your funds will be held in your Plan Account until the next Cash Purchase Investment Date; provided, however, that if your funds are not fully invested within 30 days of the next Cash Purchase Investment Date, your uninvested funds will be returned to you without interest. If you are not a current stockholder, you must submit your initial investment with your completed plan enrollment.

7.	Who is the Plan Administrator?

The Plan is being administered by The Bank of New York Mellon, (or the Plan Administrator). Certain administrative support services to the Plan Administrator will be performed by its affiliates BNY Mellon Shareowner Services or BNY Mellon Capital Markets, LLC, a registered broker dealer. Information on how to contact the Plan Administrator is described in Question 35. The Plan Administrator, along with its affiliates, keeps records, sends statements of account to each participant in the Plan and performs other duties related to the Plan, including the safekeeping of the shares purchased for each participant. The Plan Administrator, along with its affiliates, also acts as the dividend disbursing agent, transfer agent and registrar for our common stock.

8.	How will I keep track of my investments?

The Plan Administrator will send you a transaction notice confirming the details of each Plan transaction you make, including the number of shares purchased and the price paid. If you continue to participate in the Plan, but have no transactions, the Plan Administrator will send you an annual statement after the end of the year detailing the status of your holdings of our common stock in your Plan Account.

You will also receive annual income tax information on Form 1099. These statements are your record of the cost of your purchases and should be retained for income tax and other purposes.

All notices from the Plan Administrator to you will be mailed to your last address of record. However, if your shares are registered in a name other than your own name, communications regarding the Plan will be made through your nominee holder.

9.	What investment options are available under the Plan?

You can purchase shares of our common stock under the Plan through the following investment options:

Dividend Reinvestment.  You can instruct the Plan Administrator to apply the cash dividends paid on all or any portion of the shares of our common stock designated by you for reinvestment. In order to participate in the Plan, you do not have to submit the shares of our common stock currently held by you or on your behalf to your Plan Account in order to elect to reinvest the dividends on all or a portion of such shares, although share safekeeping is one of the benefits available under the Plan (see Question 21). Shares of our common stock purchased for your Plan Account will be automatically enrolled in the Plan in book-entry form, with the Plan Administrator listed as your nominee, and all dividends paid on these shares will also be reinvested, even if you withdraw the shares from your Plan Account, unless you instruct the Plan Administrator otherwise. Cash dividends paid on shares of our common stock owned by you that are not held in your Plan Account, and for which you do not elect to reinvest dividends, will continue to be paid directly to you.

Optional Cash Purchases.  You can make voluntary cash contributions to your Plan Account at any time, even if you are not currently reinvesting dividends paid to you on our common stock. Payment for these optional cash purchases can be made by check or electronic funds transfer from a pre-designated bank account. The Plan Administrator will use these funds to purchase shares of our common stock on a monthly basis. If you are already a stockholder, the minimum cash purchase is $50 per month. If you are using this feature to make your initial investment in our common stock, the minimum cash purchase is $1,000. You may not make optional cash purchases of more than $10,000 per month without our prior written approval (see Question 17). Dividends paid on shares of our common stock that are purchased for your Plan Account with voluntary cash contributions will automatically be reinvested in our common stock, unless you instruct the Plan Administrator otherwise.

10.	Can I change my dividend reinvestment options?

Yes.  You may change your dividend reinvestment options at any time by completing a new plan enrollment and submitting it to the Plan Administrator at least two business days prior to the record date for the next dividend payment.

11.	What is the source of shares purchased by the Plan?

We may either issue new shares of our common stock directly to the Plan or instruct the Plan Administrator to acquire currently outstanding shares in the open market. Open market purchases may be made, at the Plan Administrator’s option, on the NYSE or any other securities exchange where our common stock is traded, in the over-the-counter market or in negotiated transactions with third persons.

12.	At what price will shares be acquired?

Shares Acquired Directly from Us.  The purchase price to be paid by any participant for shares acquired directly from us pursuant to the Plan will be equal to 100% of the volume-weighted average price (less any applicable discount), rounded to four decimal places, if necessary, of our common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, on the applicable Dividend Payment Date or the applicable Cash Purchase Investment Date. All shares of our common stock acquired directly from us pursuant to the Plan may be acquired at a discount rate, as determined and set by us from time to time, ranging from 0% to 5% from the volume-weighted average price.

Shares Acquired on the Open Market.  The purchase price deemed to be paid by any participant for shares acquired in the open market on any given day will be the weighted average of the actual prices paid for all shares acquired on that date, rounded to four decimal places, if necessary, including all trading fees and service charges. All shares of our common stock purchased by the Plan Administrator in the open market may be acquired at a discount rate, as determined and set by us from time to time, ranging from 0% to 5% from the prevailing market price, which will be paid by us. Open market purchases may be made on such terms as to price, delivery and otherwise as the Plan Administrator determines.

We are not required to sell shares issued by us at a discount to the Plan or to pay a discount with respect to shares purchased by the Plan Administrator in the open market, and the discount rate we offer is subject to change or discontinuance at our discretion and without prior notice to participants in the Plan. The discount rate, if any, will be determined by us from time to time based on a review of current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors that we deem to be relevant.

There are special rules for cash purchases in excess of $10,000 per month (see Question 17).

13.	When are the shares purchased for the Plan?

We typically pay dividends on a quarterly basis. If these dividends are used to acquire new shares directly from us, the Plan Administrator will reinvest dividends on the applicable date on which we pay dividends (or a Dividend Payment Date). If these dividends are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the applicable Dividend Payment Date. If the dividends are not able to be fully invested within this 30-day period, the uninvested dividends will be distributed in full, without interest, by the Plan Administrator to the stockholders participating in the Plan. Payment of dividends is always announced in advance. You may learn the date of any announced dividend payment by calling the Plan Administrator at (866) 249-2610.

Funds for optional cash purchases may be deposited into your Plan Account at any time and will be used to acquire shares on the last business day of each month (or a Cash Purchase Investment Date). If these funds deposited during a particular calendar month are used to acquire new shares directly from us, they will be invested on the Cash Purchase Investment Date. If these funds are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the Cash Purchase Investment Date. If any funds deposited for optional cash purchases are not able to be fully invested within this 30-day period, the uninvested funds will be returned in full, without interest, by the Plan Administrator to the applicable stockholders and/or new investors.

There are special rules for cash purchases in excess of $10,000 per month (see Question 17).

14.	Will I earn interest on funds in my Plan Account prior to investment or return to me?

No. Interest will not be paid on funds deposited by you in your Plan Account pending investment or return to you.

15.	What are the procedures for cash purchases?

If you are not already a stockholder, you are required under the Plan to make an initial investment of at least $1,000, but not more than $10,000, except in the case of Large Cash Purchases (as defined herein) (see Question 17). Your initial investment can be made through Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess by authorizing either a one-time deduction or a monthly automatic deduction from your designated bank account. You may also make your initial investment by completing a plan enrollment form and submitting it with your check made payable to BNY Mellon /MFA.

If you are already a stockholder and have enrolled in the Plan and want to make optional cash purchases, you can authorize specific deductions from your designated bank account online through Investor ServiceDirect® or send a check to the Plan Administrator for each purchase. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it in the envelope provided. If you wish to make regular monthly optional cash purchases, you may authorize monthly automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you. Ongoing optional cash purchases are subject to a minimum investment of $50 per month and a maximum of $10,000 per month, except in the case of Large Cash Purchases.

In order for your funds to be invested on a particular Cash Purchase Investment Date, they must be received by the Plan Administrator no later than two business days before the Cash Purchase Investment Date. No interest will be paid on funds held by the Plan Administrator pending investment.

You may cancel an optional cash purchase by advising the Plan Administrator at least two business days before the applicable Cash Purchase Investment Date. The Plan Administrator will return the funds from a cancelled purchase to you without interest as soon as practical. No refund of a check will be made until the funds have been actually received by the Plan Administrator.

16.	What limitations apply to optional cash purchases?

Minimum Investments.  If you are already a stockholder, the minimum cash purchase is $50 for any given month. If you are using this feature to make your initial investment in our common stock, the minimum cash purchase is $1,000. Cash purchases for less than these minimums will be returned to you without interest, unless we choose to waive these minimum amounts.

Large Cash Purchases.  Cash purchases in excess of $10,000 per month (or Large Cash Purchases) will not be allowed by the Plan Administrator without our prior written approval. Unless you have complied with the procedures described in Question 17, any amount you submit for investment over this limit will be returned to you without interest. For purposes of this limitation, we reserve the right to aggregate all cash purchases from any participant with more than one Plan Account using the same name, address or social security or taxpayer identification number. If you do not supply a social security or taxpayer identification number to the Plan Administrator, your participation may be limited to only one Plan Account. Also for the purpose of this limitation, all Plan Accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. We may grant or withhold our permission to make Large Cash Purchases in our sole discretion. We may grant such request in whole or in part. We may also grant requests for some Large Cash Purchases and deny requests for others even though they are made in the same month.

17.	May I invest more than the Plan maximum of $10,000 per account per month?

Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

Large Cash Purchases will be priced as follows:

•
Large Cash Purchases for which a waiver has been granted will be made subject to a pricing period, which will generally consist of one to fifteen separate days during which trading of our common stock is reported on the NYSE. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for that investment date. Funds for such investments must be received by the Plan Administrator not later than the business day before the first day of the pricing period.

•
We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

•
If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the NYSE for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•
We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

•
We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten days, and the threshold price is not satisfied for three out of those ten days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or subset thereof) will become investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were ten trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•
Newly issued shares purchased pursuant to Large Cash Purchases will be posted to participants’ accounts within three business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment date’s purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting the Plan Administrator at (201) 680-5300 or waivers@bnymellon.com.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to the pricing periods for Large Cash Purchases made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the commencement of any pricing period and/or prior to the granting of any request for waiver with respect to a particular pricing period.

18.	Does the Plan Administrator credit my shares to a separate account?

Yes.  The Plan Administrator will establish a separate Plan Account for you and credit it with those shares that have been purchased for you under the Plan. In addition, the Plan Administrator will credit your Plan Account with those shares that you have delivered to the Plan Administrator for safekeeping (see Question 21). All shares in your Plan Account will be registered in book-entry form in the name of the Plan Administrator or its nominee, but your beneficial ownership will be maintained in your Plan Account. The total number of shares credited to your Plan Account will be shown on each account statement.

In the event that you wish to have any whole shares of our common stock that have been credited to your Plan Account issued in certificated form to you, you may do so by contacting the Plan Administrator and making such request (see Question 20).

Although the Plan Administrator will maintain a separate Plan Account for you, it is authorized to commingle funds in your Plan Account with those of other Plan participants for purposes of making purchases of our common stock.

19.	Are funds held in my Plan Account insured?

No.  Funds held in your Plan Account pending investment or return are not treated as a bank deposit or account and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

20.	Will I receive certificates for the shares purchased for me under the Plan?

No. You will not receive certificates for shares purchased for you under the Plan. For your convenience, the Plan Administrator will maintain the shares purchased for your Plan Account in non certificated, “book entry” form. You may, however, request that a stock certificate be issued to you for any or all whole shares of our common stock credited to your Plan Account. No certificates for fractional shares will be issued. Certificates will be issued free of charge. Cash dividends with respect to participating shares represented by certificates issued to you will continue to be automatically reinvested, unless you instruct the Plan Administrator otherwise. Any remaining shares will continue to be credited to your Plan Account. You may request certificates by contacting the Plan Administrator at (866) 249-2610. You may also submit your request online via Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess.

21.	What is share safekeeping?

If you hold the certificates for shares of our common stock (whether or not you elect to have dividends on these shares reinvested), you may deposit the certificates with the Plan Administrator for safekeeping in your Plan Account. Share safekeeping protects your shares against loss, theft or accidental destruction and is a convenient way for you to keep track of your shares. There is no fee or other charge for this service. Shares held for safekeeping will be credited to your Plan Account and the certificates for such shares will be cancelled. If at a later time you want to withdraw those shares from share safekeeping in your Plan Account, a new certificate for such shares shall be issued to you (see Question 20). Only shares held in safekeeping may be sold through the Plan. The Plan Administrator may maintain shares held for safekeeping in its name or in the name of its nominee. Contact the Plan Administrator at (866) 249-2610 for information on how to submit your share certificates for safekeeping.

22.	May the shares in my Plan Account be sold or transferred?

Yes.  All sales transactions under the Plan are made through a broker affiliated with the Plan Administrator that will receive brokerage commissions in connection with such sales.  Shares are sold on the exchange on which the common shares of our company trade.  The selling price may not be known until the sale is complete.

You may instruct the Plan Administrator to sell your shares under the Plan in one of four ways – through a Batch Order, Market Order, Day Limit Order or Good-Till-Cancelled (GTC) Limit Order.

Batch Order:  In a Batch Order, the Plan Administrator will combine the shares you want to sell through the Plan with shares that are being sold by other Plan participants.  Shares are then periodically submitted in bulk to an affiliated broker for sale on the open market.  Your shares will usually be sold within one business day after the Plan Administrator receives your request, but no later than five business days (except where deferral is necessary under state or federal regulations).  Depending on the number of shares being sold and current trading volume in the shares, bulk sales may be executed in multiple transactions and over more than one day.  Once entered, a Batch Order request cannot be cancelled.  Sales proceeds in a Batch Order transaction equal the market price that the broker receives for your shares (or, if more than one trade is necessary to sell all of the Plan shares submitted to the broker on that day, the weighted average price for all such shares sold on the applicable trade date or dates), less applicable taxes and fees.  Requests for Batch Orders may be placed online at www.bnymellon.com/shareowner/equityaccess, by telephone using the IVR system, through a customer service representative (“CSR”) or in writing by completing and signing the tear-off portion of your account statement and mailing the instructions to the Plan Administrator.

Market Order:  A Market Order is a request to sell your shares at the prevailing market price when the trade is executed.  If such an order is placed during market hours, the Plan Administrator will promptly submit your shares to an affiliated broker for sale on the open market (such orders cannot be cancelled).  If such an order is placed outside of market hours, the Plan Administrator will submit your shares to an affiliated broker on the next trading day (any requests to cancel such an order will be honored on a best efforts basis).

Day Limit Order:  A Day Limit Order is an order to sell your shares when and if the stock reaches a specific price on a specific day.  The order is automatically cancelled if the price is not met by the end of that trading day (or, for orders placed outside of market hours, the next trading day).  Depending on the number of shares being sold and current trading volume in the shares, your order may only be partially filled, in which case the remainder of your order will be cancelled.  Any request to otherwise cancel a pending Day Limit Order will be honored on a best efforts basis.

Good-Till-Cancelled (GTC) Limit Order:  A GTC Limit Order is an order to sell your shares when and if the stock reaches a specific price at any time while the order remains open (up to 90 days).  Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day.  The order (or any unexecuted portion thereof) is automatically cancelled if the price is not met by the end of the order period.  The order also may be cancelled by the applicable stock exchange or by shareholder request.

Sales proceeds in Market Orders, Day Limit Orders and GTC Limit Orders equal the market price that the broker receives for your shares, less applicable taxes and fees.  Requests for such transactions may only be placed online at www.bnymellon.com/shareowner/equityaccess, by telephone using the IVR system or through a CSR.  Any sale request received in writing will be processed as a Batch Order request.

A check for the proceeds of the sale of shares (in US dollars), less applicable taxes and fees, will generally be mailed to you by first class mail within four business days after the final trade settlement date.  If you sell shares through a Market Order, Day Limit Order or GTC Limit Order, you may choose to receive sales proceeds in a foreign currency or by wire or direct deposit.  These services are subject to additional fees and additional terms and conditions, which you must agree to when submitting the transaction.

All sales are subject to market conditions, system availability and other factors.  The actual sale date or price received for any shares sold through the Plan may not be guaranteed.

The fees charged in connection with the sale of shares are listed below (see Question 27).

If you want to sell shares through your own broker, you may request the Plan Administrator to transfer shares electronically from your Plan account to your brokerage account.  Alternatively, you may request a stock certificate that you can then deliver to your broker.

Plan participants must perform their own research and must make their own investment decisions.  Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan.

In addition, you may transfer the ownership of all or part of the shares in your Plan Account to the Plan Account of another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your Plan Account must be made in whole share amounts. No fractional shares may be transferred, unless your entire Plan Account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of stock certificates, including the requirement of a medallion stamp guarantee. Shares that are transferred will be credited in book-entry form to the transferee’s Plan Account. If the transferee does not have a Plan Account, one will be opened for the transferee using the same investment options as your Plan Account, unless you specify differently. The transferee may change the investment options after the transfer has been made. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee’s Plan Account.

23.	May shares in my Plan Account be pledged?

No.  You must first request that certificates for shares credited to your Plan Account be issued to you before you can pledge such shares.

24.	Can I vote shares in my Plan Account?

Yes. You will have the right to vote all whole shares held in your Plan Account. Fractional shares may not be voted. Proxies for whole shares held in your Plan Account will be forwarded to you by the Plan Administrator. The Plan Administrator may vote your shares in certain cases if you fail to return a proxy to the Plan Administrator.

25.	May I transfer my right to participate in the Plan?

No.  Your right to participate in the Plan is not transferable to any other person apart from a transfer of your shares.

26.	What happens if we issue a stock dividend, declare a stock split or have a rights offering?

Any stock dividends or stock splits distributed by us on shares of our common stock held in your Plan Account will be credited to your Plan Account. In the event we make available to our stockholders rights to purchase additional shares of our common stock or other securities, you will receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit you to determine what action you desire to take. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or stockholder rights offering.

27.	Is there a cost to participate in the Plan?

The following fees will be paid to the Plan Administrator by Plan participants:

Reinvestment of quarterly dividend
Stockholders owning one share or more may elect to reinvest all or part of their cash dividends and, have access to their account electronically over the internet and will receive quarterly statements	5% of the dividend amount, up to $3.00 per quarter	Per participant per quarter

Purchase of shares with additional investment
By check	$5.00	Per transaction
By electronic debit	$2.00	Per transaction
Purchase of shares with Initial investment	$15.00	Per transaction

Trading fee (open market purchase of shares)	$0.03	Per share

Sale of Shares
Batch order	$15.00	Per transaction
Trading fee	$0.06	Per share
Market order	$25.00	Per transaction
Day limit order	$30.00	Per transaction
GTC limit order	$30.00	Per transaction
Trading fee	$0.12	Per share

Alternative Currency Disbursement Fees
U.S. or foreign currency wire	$50.00	Per transaction
Foreign check	$15.00	Per transaction
EFT (direct deposit – U.S.$ only)	$10.00	Per transaction

Convenience Fees
CSR assisted sale	$15.00	Per transaction

Returned check or debit	$35.00	Per transaction

We will pay the Plan Administrator’s fees in connection with dividend reinvestments. There are no fees for the share safekeeping service.

In general, trading fees and service charges incurred in connection with Plan purchases of shares of our common stock in the open market will be added to and considered part of the purchase price of such shares. Service fees will be charged to participants making initial and optional cash purchases through electronic fund transfers. Further, the financial institution designated by a participant on its plan enrollment may charge a fee for participating in the electronic fund transfer. When shares of our common stock are sold by the Plan Administrator for a participant, the participant will be responsible for any trading fees, expenses, service charges or other expenses incurred pursuant to the sale of such shares of common stock.

28.	How and when may I terminate my participation in the Plan?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator. To be effective for a given dividend payment, the Plan Administrator must receive notice two business days before the record date of that particular dividend. You may provide notice online via Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess, by calling the Plan Administrator at (866) 249-2610 or by mailing your request to the Plan Administrator in care of BNYMellon Shareowner Services P.O. Box 358035, Pittsburgh, Pennsylvania 15252-8035. The Plan Administrator will continue to hold your Plan shares after any discontinuation, unless you request a certificate for any whole shares and a cash payment for any fractional share. You may also request the sale of all or part of such shares or have the Plan Administrator transfer your shares to your brokerage account or another Plan Account. In the case of a request submitted on behalf of a Plan participant who has died or is an adjudicated incompetent, the request must be accompanied by certified evidence of the representative’s authority to make such a request on behalf of the participant. Shares and cash will be retained in the participant’s Plan Account until the participant’s legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative’s right to receive a distribution of these assets.

29.	May the Plan be changed or discontinued?

Yes.  We reserve the right to suspend or terminate the Plan in whole or in part at any time or from time to time. Notice will be sent to participants of any suspension or termination as soon as practicable after such action by us. Upon termination of the Plan, the Plan Administrator will issue a stock certificate for the total number of whole shares credited to your Plan Account and a cash payment for any portion of a fractional share credited to your Plan Account. However, if we terminate the Plan for the purpose of establishing a new plan, you will be automatically enrolled in the new plan and shares credited to your Plan Account will be credited automatically to the new plan, unless, prior to the effective date thereof, the Plan Administrator receives notice of termination of your Plan Account.

The Plan may also be altered, amended or supplemented by us in whole or in part at any time, including the period between the dividend record date and the related Dividend Payment Date. Any such amendment may include an appointment by the Plan Administrator of a successor Plan Administrator. Plan participants will be notified of any amendments as soon as practicable. In addition, the Plan Administrator reserves the right to change its administrative procedures for the Plan.

30.	Who interprets and regulates the Plan?

We reserve the right, without notice to Plan participants, to interpret and regulate the Plan as we deem necessary or desirable in connection with our operations. Any such interpretation and regulation shall be conclusive.

31.	What law governs the Plan?

The terms and conditions of the Plan and its operation are governed by the laws of the State of New York.

32.	What are the responsibilities of the company and the Plan Administrator under the Plan?

The Plan Administrator has had no responsibility with respect to the preparation or contents of this prospectus. Neither we nor the Plan Administrator, in administering the Plan, shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate any participant’s Plan Account upon such participant’s death or adjudication of incompetence, prior to receipt of notice in writing of such death or adjudication of incompetence, (ii) with respect to the prices at which shares of our common stock are purchased or sold for the participant’s Plan Account and the times such purchases or sales are made or (iii) with respect to any loss or fluctuation in the market value after the purchase of shares.

YOU SHOULD RECOGNIZE THAT NEITHER WE NOR THE PLAN ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS IN VALUE OF THE SHARES OF OUR COMMON STOCK THAT YOU PURCHASE UNDER THE PLAN.

33.	What are the U.S. federal income tax consequences of participating in the Plan?

Dividend Reinvestment.  If you elect to have distributions that we declare with respect to our common stock reinvested in additional shares of our common stock under the Plan, then, notwithstanding the fact that you receive no cash distribution, you will be treated as having received a distribution from us for tax purposes.  The amount of the distribution that you are deemed to have received and that we are deemed to have paid for tax purposes is not entirely clear.  It could equal the amount of the cash distribution that you were, in the absence of a reinvestment election, entitled to receive on the Dividend Payment Date, or it could be the fair market value of the shares of common stock credited to your Plan Account on the Dividend Payment Date.  Moreover, the amount of the deemed distribution could include any brokerage commissions or other fees we pay on your behalf in the event the Plan Administrator purchases shares on the open market.  See “Material U.S. Federal Income Tax Considerations — Federal Income Tax Considerations Relating to the Plan — Tax consequences to you of participation in dividend reinvestment” for further discussion of these issues.  The tax treatment of the deemed distributions that arise as a result of your participation in the dividend reinvestment aspect of the Plan will be the same as those you would have for an actual distribution of cash in respect of our common stock.   See “Material U.S. Federal Income Tax Considerations — Taxation of Owners.”

Cash Purchases.  The tax consequences relating to a discount associated with a cash purchase of shares under the Plan are not entirely clear under current law. We will not treat any optional cash purchases under the Plan as giving rise to any deemed distribution from us.  See “Material U.S. Federal Income Tax Considerations — Federal Income Tax Considerations Relating to the Plan — Tax consequences of optional cash payments.”

Receipt of Share Certificates and Cash.  You will not realize any income when you receive certificates for shares of our common stock credited to your Plan Account. Any cash received for a fractional share held in your Plan Account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share.

34.	What are the U.S. federal withholding tax implications of participation in the Plan?

We or the Plan Administrator may be required to withhold on all dividend payments to a stockholder if (i) such stockholder has failed to furnish his or her taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified us that the stockholder has failed to properly report interest or dividends or (iii) the stockholder has failed to certify, under penalty of perjury, that he or she is not subject to backup withholding. In the case of a stockholder who is subject to backup withholding tax on dividends under the Plan, the amount of the tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Plan shares.

The summary set forth in Questions 33 and 34 is intended only as a general discussion of the current U.S. federal income tax consequences of participation in the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular participants in light of their personal investment circumstances or certain types of participants (including foreign persons, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) subject to special treatment under the U.S. federal income tax laws. For a discussion of the U.S. federal income tax consequences of holding stock in a REIT generally, see “Material U.S. Federal Income Tax Considerations.”

35.	How do I get more information?

Questions regarding the Plan should be directed to BNY Mellon Shareowner Services, P.O. Box 358035, Pittsburgh, Pennsylvania 15252-8035, or by calling (866) 249-2610, between 9:00 a.m. and 7:00 p.m., Eastern Time, Monday through Friday. For questions regarding Large Cash Purchases, please call the Plan Administrator at (866) 249-2610. You may also go to the website address set up for the Plan at www.bnymellon.com/shareowner/equityaccess. If your shares are not held in your name, contact your brokerage firm, bank, or other nominee for more information regarding your participation in the Plan. They can contact the Plan Administrator directly for instructions on how to participate on your behalf. You can also get more information from our website at www.mfa-reit.com.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that (i) apply to you, as an Owner (as defined in the immediately succeeding paragraph) of shares of our common stock and as a participant in the Plan and (ii) relate to our qualification as a REIT.  K&L Gates LLP has acted as our tax counsel, has reviewed this section and is of the opinion that the discussion contained herein fairly summarizes the U.S. federal income tax consequences that are likely to be material to an Owner of our shares of common stock and a participant in the Plan.  Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular Owners of our common stock in light of their personal investment or tax circumstances, or to certain types of Owners that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Owners—Taxation of Tax-Exempt Owners” below), regulated investment companies, partnerships and other pass-through entities (including entities classified as partnerships for U.S. federal income tax purposes), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Owners—Taxation of Foreign Owners” below) and other persons subject to special tax rules.

You should be aware that in this section, when we use the term:

“Code,” we mean the Internal Revenue Code of 1986, as amended;

“Disqualified Organization,” we mean any organization described in section 860E(e)(5) of the Code, including:

i.	the United States;

ii.	any state or political subdivision of the United States;

iii.	any foreign government;

iv.	any international organization;

v.	any agency or instrumentality of any of the foregoing;

vi.
any charitable remainder trust or other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

vii.	any rural electrical or telephone cooperative;

“Domestic Owner,” we mean an Owner that is a U.S. Person;

“Foreign Owner,” we mean an Owner that is not a U.S. Person;

“IRS,” we mean the Internal Revenue Service;

“Owner,” we mean any person having a beneficial ownership interest in shares of our common stock;

“REMIC,” we mean real estate mortgage investment conduit as that term is defined in section 860D of the Code;

“TMP,” we mean a taxable mortgage pool as that term is defined in section 7701(i)(2) of the Code;

“TRS,” we mean a taxable REIT subsidiary described under “—Subsidiary Entities—Taxable REIT Subsidiaries” below; and

“U.S. Person,” we mean (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts that were in existence on August 20, 1996, that were treated as U.S. Persons prior to such date, and that elect to continue to be treated as U.S. Persons, also are U.S. Persons.

The statements in this section are based on the current U.S. federal income tax laws.  We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.  No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.

We have not sought and will not seek a private letter ruling (a “PLR”) from the IRS regarding the Plan or any other matter described in this prospectus.  Although the IRS has issued several PLRs to other taxpayers concerning the tax consequences of plans similar to our Plan, those PLRs apply only to the taxpayers that requested them and they do not constitute precedent upon which other taxpayers can rely.  Nevertheless, they do indicate how the IRS has reacted to certain issues that are substantially similar to those posed by our Plan.

This summary provides general information only and is not tax advice.  We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT.  Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Federal Income Tax Considerations Relating to the Plan

Tax consequences to you of participation in dividend reinvestment

If you elect to have distributions that we declare with respect to our common stock reinvested in additional shares of our common stock under the Plan, then, notwithstanding the fact that you receive no cash distribution, you will be treated as having received a distribution from us for tax purposes.  The amount of the distribution that you are deemed to have received and that we are deemed to have paid for tax purposes is not entirely clear.  One recent PLR addressing the tax consequences of a plan that appears to be similar to our Plan concludes that the amount of the distribution equals the amount of the cash distribution that you would have received on the Dividend Payment Date had you not elected to reinvest your distribution in shares of our common stock, even if the value of the shares credited to your account on the Dividend Payment Date exceeded the amount of cash you would have otherwise received due to a discount offered under the plan to the trading price of the shares of commons stock on that date.  Other PLRs on plans that appear to be similar to our Plan conclude that if distributions are reinvested in shares that we issue directly on  a Dividend Payment Date, the amount of the distribution is the fair market value of the shares on the Dividend Payment Date such that, if we allow you to purchase shares at a price less than the trading price of the shares on the Dividend Payment Date, you could be viewed as having a distribution in excess of, or less than,  the amount of the cash distribution to which you would otherwise receive.  The earlier PLRs also conclude that if we purchase or instruct an administrator to purchase shares on the open market to satisfy demand under the dividend reinvestment aspect of the Plan, that any brokerage commissions or other charges that we pay on behalf of Plan participants will be treated as an additional distribution to those participants.  Expenses of administering the Plan are our expenses, however, and no deemed distribution to you will result from our payment of Plan administration expenses.

Your tax basis in each share of our common stock acquired upon the reinvestment of distributions under the Plan will equal the amount of the deemed distribution you are treated as receiving with respect to such share (as described above).  Your holding period in such common stock begins on the day following the date on which the shares of our common stock are credited to your Plan Account.

Tax consequences of optional cash payments

If you make optional share purchases under the Plan, then regardless of whether you are a shareholder at the time of purchase and regardless of whether you participate in the dividend reinvestment aspect of the Plan, you should not be treated as having received any deemed distribution as a result of your purchase of shares, even if we sell shares to you at a discount to the observed trading price of those shares.  This position is not, however, entirely free from doubt.  The IRS has issued PLRs to other taxpayer’s with Plans that appear to be similar to our Plan in which the IRS held that, in certain circumstances, a sale of shares to a shareholder pursuant to an optional share purchase plan could result in a deemed distribution to that shareholder.  These conclusions are refuted by conclusions expressed by the IRS in subsequent PLRs.  We must iterate that PLRs represent the view of the IRS solely with respect to a specific inquiry by a specific taxpayer and have no precedential value.  Nevertheless, we believe the most recent views expressed by the IRS concerning the tax consequences of an optional share purchase are correct and, for tax reporting purposes, we will not report any deemed distributions with respect to optional cash purchase transactions.

Your tax basis in each share of our common stock acquired through an optional cash purchase under the Plan should equal the amount you paid to acquire the share.  Your holding period will begin on the day following the date on which the shares of our common stock are credited to your Plan Account.

Our Tax consequences under the Plan

The IRS has issued PLRs in connection with plans similar to our Plan that a dividend reinvestment and optional cash purchase plan will not compromise REIT qualification.  In addition, we should receive a dividends-paid deduction for any deemed distributions to the extent such distributions are considered to be dividends (distributions out of earnings and profits).  The dividends-paid deduction is generally not available for the payment of preferential dividends.  The IRS has held in a published ruling, however, concluding that constructive dividends arising from a discount under a dividend reinvestment plan are not preferential and will therefore qualify for a dividends-paid deduction as long as the discount does not exceed 5% of the fair market value of the shares acquired under such plan.  We should, therefore, be able to deduct all deemed distributions under the Plan.

Backup withholding and the Plan

In general, any distribution reinvested under the Plan is not subject to federal income tax withholding.  We or the Plan Administrator may be required, however, to deduct a “backup withholding” tax (currently at twenty-eight percent (28%)) on all distributions paid to any stockholder, regardless of whether those distributions are reinvested pursuant to the Plan. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of shares of common stock held in a Plan Account.  Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Plan.  Therefore, distributions to be reinvested under the Plan by participants who are subject to backup withholding will be reduced by the backup withholding amount.  The withholding amounts constitute a credit on the participant’s income tax return.

Tax consequences of dispositions

You may recognize a gain or loss upon receipt of a cash payment for a fractional share of common stock credited to your Plan Account or when the common stock held in your Plan Account is sold at your request.  A gain or loss may also be recognized upon your disposition of common stock received from the Plan.  The amount of any such gain or loss will be the difference between the amount realized (generally the amount of cash received) for the whole or fractional share of common stock and the tax basis of those shares of common stock. Generally, gain or loss recognized on the disposition of common stock acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.

Federal Income Tax Considerations Relating to Our Treatment as a REIT

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ending on December 31, 1997.  We believe that we were organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.  This section discusses the laws governing the federal income tax treatment of a REIT and the owners of REIT stock.  These laws are highly technical and complex.

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we currently distribute to our stockholders, but taxable income generated by our domestic TRSs, if any, will be subject to regular U.S. federal (and applicable state and local) corporate income tax.  However, we will be subject to U.S. federal tax in the following circumstances:

1.
We will pay U.S. federal income tax on our taxable income, including net capital gain that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

2.	We may be subject to the “alternative minimum tax”.

3.	We will pay U.S. federal income tax at the highest corporate rate on:

•
net income from the sale or other disposition of property acquired through foreclosure, which we refer to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

4.
We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

5.
If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

6.
If we fail to satisfy the asset tests by more than a de minimis amount, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

7.
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure was due to reasonable cause and not due to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

8.
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

9.
If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

10.
We may elect to retain and pay U.S. federal income tax on our net long-term capital gain.  In that case, a Domestic Owner would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

11.	We will be subject to a 100% excise tax on transactions between us and any of our TRSs that are not conducted on an arm’s-length basis.

12.
If (a) we recognize excess inclusion income for a taxable year as a result of our ownership of a 100% equity interest in a TMP or our ownership of a REMIC residual interest and (b) one or more Disqualified Organizations is the record owner of shares of our common stock during that year, then we will be subject to tax at the highest corporate U.S. federal income tax rate on the portion of the excess inclusion income that is allocable to the Disqualified Organizations.  We do not anticipate owning REMIC residual interests; we may, however, own 100% of the equity interests in one or more trusts formed in connection with our securitization transactions that would be classified as a TMP.  See “—Taxable Mortgage Pools.”

13.
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest corporate U.S. federal income tax rate if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset.  The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•
the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state, local, and foreign income, property, and other taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes.  Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income.  We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year.  For purposes of this requirement, indirect ownership will be determined by applying attribution rules set out in section 544 of the Code, as modified by section 856(h) of the Code.

7.
It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months.  If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year.  For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes.  An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, however, and beneficiaries of such a trust will be treated as owning our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have and have always had sufficient diversity of ownership to satisfy requirements 5 and 6.  In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares.  To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income).  We must maintain a list of those persons failing or refusing to comply with this demand as part of our records.  We could be subject to monetary penalties if we fail to comply with these record keeping requirements.  If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.  In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for U.S. federal income tax purposes.  We intend to continue to comply with these requirements.

Subsidiary Entities

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT.  All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs (see “—Gross Income Tests” and “—Asset Tests”).  A qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT.  Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes, including for purposes of the gross income and asset tests applicable to REITs.  An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes.  Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.  For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership.  For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership.

If a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes.  Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation.  Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation.  See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more TRSs.  A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT.  The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS.  A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS.  Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation, unlike a qualified REIT subsidiary or other disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes.  Accordingly, a domestic TRS would generally be subject to U.S. federal income tax (and applicable state and local taxes) on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns.  Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary.  This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below.  Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or indirectly through pass-through subsidiaries.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation.  If a TRS that has for any taxable year both (i) a debt-to-equity ratio in excess of 1.5 to 1, and (ii) accrued interest expense in excess of accrued interest income, then the TRS may be denied an interest expense deduction for a portion of the interest expense accrued on indebtedness owed to the parent REIT (although the TRS can carry forward the amount disallowed to subsequent taxable years).  In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.  We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Gross Income Tests

We must satisfy two gross income tests annually to maintain qualification as a REIT.  First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments.  Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•
any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify; and

•	income derived from certain temporary investments.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not inventory property, i.e., property held primarily for sale to customers in the ordinary course of business) or any combination of these.

Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests.  Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of the 95% gross income test and the 75% gross income test.  We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person.  However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not held as inventory or dealer property.

Interest, including original issue discount and market discount, on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test.  Where a mortgage covers both real property and other property, an apportionment of interest income must be made for purposes of the 75% gross income test.  If a mortgage covers both real property and other property and the fair market value of the real property securing the mortgage loan at the time we commit to originate or acquire the mortgage loan equals or exceeds the highest principal amount of the loan during the year, then all of the interest we accrue on the mortgage loan will qualify for purposes of the 75% gross income test.  If, however, the value of the real property were less than the highest principal amount, then only a portion of the interest income we accrue on the mortgage loan would qualify for purposes of the 75% gross income test; such portion based on the percentage equivalent of a fraction, the numerator of which is the fair market value of the real property and the denominator of which is the principal amount of the mortgage loan.

Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests.  Interest income from investments that are not secured by mortgages on real property will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

Mortgage-Backed Securities

We have acquired and expect to continue to acquire MBS, including Agency MBS, that will be treated either as interests in a grantor trust or as REMIC regular interests.  We expect that all income from the MBS in which we invest will be qualifying income for purposes of the 95% gross income test.  In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust.  Thus, to the extent those mortgage loans are secured by real property or interests in real property, the income from the grantor trust will be qualifying income for purposes of the 75% gross income test.  Income that we accrue with respect to REMIC regular interests will generally be treated as qualifying income for purposes of the 75% gross income tests.  If, however, less than 95% of the assets of the REMIC are real estate assets, then only a proportionate part of such income will qualify for purposes of the 75% gross income test.  We expect that substantially all of the income we have accrued and will accrue on our investments in MBS, and any gain from the disposition of MBS, will be qualifying income for purposes of the both the 75% and the 95% gross income tests.

Foreign Currency Gains

Certain foreign currency gains recognized after July 30, 2008 are excluded from gross income for purposes of one or both of the gross income tests.  “Real estate foreign exchange gain” is excluded from gross income for purposes of the 75% gross income test.  Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT.  “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test.  Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations.  Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test.  These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities.  Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Fee Income

We may receive various fees in connection with our operations.  The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by a mortgage on real property or an interest in real property and the fees are not determined by income or profits of any person.  Other fees are not qualifying income for purposes of either gross income test.  Any fees earned by our TRS will not be included for purposes of the gross income tests.

Dividends

Our share of any dividends received from any corporation (including any TRS, but excluding any qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test.  Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Failure to Satisfy Gross Income Tests

We have monitored and will continue to monitor the amount of our non-qualifying income and manage our assets to comply with the gross income tests for each taxable year for which we seek to maintain our REIT qualification.  We cannot assure you, however, that we will be able to satisfy the gross income tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code.  These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury regulations.  We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions.  In addition, as discussed above under “—Federal Income Tax Considerations Relating to Our Treatment as a REIT,” even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

In addition, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Cash/Income Differences – Phantom Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire MBS in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectibility rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes.  Payments on mortgage loans are ordinarily made monthly, and consequently accrued market discount generally will have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Some of the MBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the MBS, and to treat the accrued original issue discount as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the MBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the MBS are not made.

In addition, if any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or if payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate MBS at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur, whether to private lenders or pursuant to government programs, to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.

Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.  First, at least 75% of the value of our total assets must consist of some combination of “real estate assets,” cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital.  For this purpose, the term “real estate assets” includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs and interests in mortgage loans secured by real property (including certain types of mortgage backed securities).  Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of our interest in any one issuer’s securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership) may not exceed 5% of the value of our total assets.  Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership).  Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.  Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.  For purposes of the 10% value test, the term “securities” does not include certain “straight debt” securities.

Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt.”  Similarly, although stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, non-mortgage debt issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% asset test).

Certain securities will not cause a violation of the 10% asset test described above.  Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features.  A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities.  In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test.  Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT, and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Gross Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

We intend to acquire and manage, through our subsidiaries, MBS that are either interests in grantor trusts or REMIC regular interests.  In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust, and we will be treated as owning an interest in real estate assets to the extent those mortgage loans held by the grantor trust represent real estate assets.  In the case of REMIC regular interests, such regular interests will generally qualify as real estate assets.  If, however, less than 95% of the REMIC’s assets are real estate assets, then only a proportionate part of the regular interest will be a real estate asset.  We expect that substantially all of the MBS we acquire will be treated as real estate assets.

In addition, we have and expect to continue to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets.  We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement.  It is possible, however, that the IRS could successfully assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

We have monitored and will continue to monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests.  There can be no assurance, however, that we will be successful in this effort.  In this regard, to determine our compliance with these requirements, we will need to estimate the value of our assets to ensure compliance with the asset tests.  We will not obtain independent appraisals to support our conclusions concerning the values of our assets.  Moreover, some of the assets that we may own may not be susceptible to precise valuation.  Although we will seek to be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

Failure to Satisfy Asset Tests

If we fail to satisfy the asset tests as the end of a quarter, we will not lose our REIT qualification if:

1.	we satisfied the asset tests at the end of the preceding calendar quarter; and

2.
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter.  In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

(A)         the sum of

(i)           90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gains), and

(ii)          90% of the net income (after tax), if any, from foreclosure property (as described below), minus

(B)         the sum of certain items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain.  “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely U.S. federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year.  The distributions under clause (i) are taxable to the Owners of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year.  In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

For distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.”  A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

We will pay U.S. federal income tax at corporate tax rates on our taxable income, including net capital gain that we do not distribute to stockholders.  Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.  We generally intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate U.S. federal income tax and the 4% nondeductible excise tax.

We may elect to retain rather than distribute our net capital gain and pay tax on such gains.  In this case, we could elect to have our stockholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit or refund, as the case may be, for their share of the tax paid by us.  Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make to comply with the REIT distribution requirements.  Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits.  See “—Taxation of Owners —Taxation of Taxable Domestic Owners.”

We may find it difficult or impossible to meet distribution requirements in certain circumstances.  Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets.  For instance, we may be required to accrue interest and discount income on mortgage loans, mortgage backed securities, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets.  Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income.  For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans.  Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income.  Thus, for any taxable year, we may be required to fund distributions in excess of cash flow received from our investments.  If such circumstances arise, then to fund our distribution requirement and maintain our status as a REIT we may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies.  We cannot be assured, however, that any such strategy would be successful if our cash flow were to become insufficient to make the required distributions.  Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation.  In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.  In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular federal corporate income tax rates.  Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made.  In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends received deduction, and individual stockholders and other non-corporate stockholders may be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income (through 2010).  Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.  We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax.  The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held “primarily for sale to customers in the ordinary course of a trade or business.”  Although we do not expect that our assets will be held primarily for sale to customers, these terms are dependent upon the particular facts and circumstances, and we cannot assure you that we will never be subject to this excise tax.  The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular federal corporate income tax rates.  We intend to structure our activities to avoid transactions that are prohibited transactions.

Foreclosure Property

A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test.  Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property.  Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.  We do not expect to receive income from foreclosure property that is not qualifying income for purposes of the 75% gross income test.  However, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities.  Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options.  Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any asset that produces such income) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test.  To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests.  We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.  We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.  No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in certain MBS as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities and (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.  Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

We may structure or enter into securitization or financing transactions that will cause us to be viewed as owning interests in one or more TMPs.  Generally, if an entity or a portion of an entity is classified as a TMP, then the entity or portion thereof is treated as a taxable corporation and it cannot file a consolidated U.S. federal income tax return with any other corporation.  If, however, a REIT owns 100% of the equity interests in a TMP, then the TMP is a qualified REIT subsidiary and, as such, ignored as an entity separate from the REIT.

As long as we owned 100% of the equity interests in the TMP, all or a portion of the income that we recognize with respect to our investment in the TMP will be treated as excess inclusion income.  Section 860E(c) of the Code defines the term “excess inclusion” with respect to a residual interest in a REMIC.  The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT.  Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest.  The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations.  If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable for that year.

If we recognized excess inclusion income, then under guidance issued by the IRS we would be required to allocate the excess inclusion income proportionately among the dividends we pay to our stockholders and we must notify our stockholders of the portion of our dividends that represents excess inclusion income.  The portion of any dividend you receive that is treated as excess inclusion income is subject to special rules.  First, your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions.  Second, if you are a tax-exempt organization and your excess inclusion income is subject to the unrelated business income tax, then the excess inclusion portion of any dividend you receive will be treated as unrelated business taxable income.  Third, dividends paid to Foreign Owners who hold stock for investment and not in connection with a trade or business conducted in the United States will be subject to United States federal withholding tax without regard to any reduction in rate otherwise allowed by any applicable income tax treaty.

If we recognize excess inclusion income, and one or more Disqualified Organizations are record holders of shares of common stock, we will be taxable at the highest federal corporate income tax rate on the portion of any excess inclusion income equal to the percentage of our stock that is held by Disqualified Organizations.  In such circumstances, we may reduce the amount of our distributions to a Disqualified Organization whose stock ownership gave rise to the tax.  To the extent that our common stock owned by Disqualified Organizations is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to our common stock held by the broker/dealer or other nominee on behalf of the Disqualified Organizations.

If we own less than 100% of the equity interests in a TMP, the foregoing rules would not apply.  Rather, the TMP would be treated as a corporation for U.S. federal income tax purposes and would potentially be subject to federal corporate income tax.  This could adversely affect our compliance with the REIT gross income and asset tests described above.  We currently do not have, and currently do not intend to enter into any securitization or financing transaction that is a TMP in which we own some, but less than all, of the equity interests, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.  We cannot assure you that we will be successful in this regard.

Taxation of Owners

Taxation of Taxable Domestic Owners

Distributions.  As long as we qualify as a REIT, distributions we make to our taxable Domestic Owners out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income.  Dividends we pay to a corporation will not be eligible for the dividends received deduction.  In addition, distributions we make to individuals and other Owners that are not corporations generally will not be eligible for the 15% reduced rate of tax currently (through 2010) in effect for “qualified dividend income.”  However, provided certain holding period and other requirements are met, an individual or other non-corporate Owner will be eligible for the 15% reduced rate with respect to (i) distributions attributable to dividends we receive from certain “C” corporations, such as our TRSs, and (ii) distributions attributable to income upon which we have paid corporate income tax.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have owned our common stock.  However, corporate Owners may be required to treat up to 20% of certain capital gain dividends as ordinary income.  Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of individuals, trusts and estates, and 35% in the case of corporations.

Rather than distribute our net capital gains, we may elect to retain and pay the U.S. federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the U.S. federal income tax we pay and (iii) increase the basis in your common stock by the difference between your share of the capital gain and your share of the credit.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed your adjusted tax basis in our common stock you own, but rather, will reduce your adjusted tax basis in your common stock.  Assuming that the common stock you own is a capital asset, to the extent that such distributions exceed your adjusted tax basis in the common stock you own, you must include them in income as long-term capital gain (or short-term capital gain if the common stock has been held for one year or less).  Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

If we declare a dividend in October, November or December of any year that is payable to stockholders of record on a specified date in any such month, but actually distribute the amount declared in January of the following year, then you must treat the January distribution as though you received it on December 31 of the year in which we declared the dividend.  In addition, we may elect to treat other distributions after the close of the taxable year as having been paid during the taxable year, but you will be treated as having received these distributions in the taxable year in which they are actually made.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements.  See “—Annual Distribution Requirements.”  Such losses, however, are not passed through to you and do not offset your income from other sources, nor would they affect the character of any distributions that you receive from us; you will be subject to tax on those distributions to the extent that we have current or accumulated earnings and profits.

If we did recognize excess inclusion income, we would identify a portion of the distributions that we make to you as excess inclusion income.  Your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions.  See “—Taxable Mortgage Pools.”

Dispositions of Our Stock.  Any gain or loss you recognize upon the sale or other disposition of our common stock will generally be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if you held the common stock for more than one year.  In addition, any loss you recognize upon a sale or exchange of our common stock that you have owned for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent of distributions received from us that you are required to treat as long-term capital gain.

If you recognize a loss upon a disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS.  While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters.  In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements.  You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us.  Moreover, you should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

Amounts that you are required to include in taxable income with respect to our common stock you own, including taxable distributions and the income you recognize with respect to undistributed net capital gain, and any gain recognized upon your disposition of our common stock, will not be treated as passive activity income.  You may not offset any passive activity losses you may have, such as losses from limited partnerships in which you have invested, with income you recognize with respect to our shares of common stock.  Generally, income you recognize with respect to our common stock will be treated as investment income for purposes of the investment interest limitations.

Information Reporting and Backup Withholding.  We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any.  Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against your income tax liability.  For a discussion of the backup withholding rules as applied to foreign owners, see “—Taxation of Foreign Owners.”

Taxation of Tax-Exempt Owners

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation.  However, they are subject to taxation on their unrelated business taxable income (“UBTI”).  Provided that a tax-exempt Owner (i) has not held our common stock as “debt financed property” within the meaning of the Code and (ii) has not used our common stock in an unrelated trade or business, amounts that we distribute to tax-exempt Owners generally should not constitute UBTI.  To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI.  If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax.  However, a tax-exempt Owner’s allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI.  See “—Taxable Mortgage Pools.”  As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt Owners that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans, exempt from taxation under special provisions of the U.S. federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a “pension-held REIT.”  We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock.  However, the restrictions on ownership and transfer of our stock are designed, among other things, to prevent a tax-exempt entity from owning more than 10% of the value of our stock, thus making it unlikely that we will become a pension-held REIT.

Taxation of Foreign Owners

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to a Foreign Owner.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  An investor that is a partnership having Foreign Owners as partners should consult its tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on current law and is for general information only.  This discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

General.  For most foreign investors, investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to acquire and manage, through our subsidiaries, such assets.  That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not.  The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

Ordinary Dividend Distributions.  The portion of dividends received by a Foreign Owner payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the Foreign Owner will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty).  In general, a Foreign Owner will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our common stock.  In cases where the dividend income from a Foreign Owner’s investment in our common stock is (or is treated as) effectively connected with the Foreign Owner’s conduct of a U.S. trade or business, the Foreign Owner generally will be subject to U.S. tax at graduated rates, in the same manner as Domestic Owners are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a foreign owner that is a foreign corporation).  If a Foreign Owner is the record holder of shares of our common stock, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Foreign Owner unless:

•	a lower income treaty rate applies and the Foreign Owner provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the Foreign Owner provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

Under some income tax treaties, lower withholding tax rates do not apply to ordinary dividends from REITs.  Furthermore, reduced treaty rates are not available to the extent that distributions are treated as excess inclusion income.  See “—Taxable Mortgage Pools.”  As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is excess inclusion income.

Non-Dividend Distributions.  Distributions we make to a Foreign Owner that are not considered to be distributions out of our current and accumulated earnings and profits will not be subject to U.S. federal income or withholding tax unless the distribution exceeds the Foreign Owner’s adjusted tax basis in our common stock at the time of the distribution and, as described below, the Foreign Owner would otherwise be taxable on any gain from a disposition of our common stock.  If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends.  A Foreign Owner may, however, seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided the proper forms are timely filed with the IRS by the Foreign Owner.

Capital Gain Dividends.  Distributions that we make to Foreign Owners that are attributable to our disposition of U.S. real property interests (“USRPI,” which term does not include interests in mortgage loans and mortgage backed securities) are subject to U.S. federal income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980, or FIRPTA, and may also be subject to branch profits tax if the Foreign Owner is a corporation that is not entitled to treaty relief or exemption.  Although we do not anticipate recognizing any gain attributable to the disposition of USRPI, as defined by FIRPTA, Treasury regulations interpreting the FIRPTA provisions of the Code could be read to impose a withholding tax at a rate of 35% on all of our capital gain dividends (or amounts we could have designated as capital gain dividends) paid to Foreign Owners, even if no portion of the capital gains we recognize during the year are attributable to our disposition of USRPI.  However, in any event, the FIRPTA rules will not apply to distributions to a Foreign Owner so long as (i) our common stock is regularly traded (as defined by applicable Treasury regulations) on an established securities market, and (ii) the Foreign Owner owns (actually or constructively) no more than 5% of our common stock at any time during the one-year period ending with the date of the distribution.

Dispositions of Our Stock.  Unless our common stock constitutes a USRPI, a sale of our common stock by a Foreign Owner generally will not be subject to U.S. federal income tax under FIRPTA.  We do not expect that our common stock will constitute a USRPI.  Our common stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor.  Even if the foregoing test is not met, our common stock will not constitute a USRPI if we are a domestically controlled REIT.  A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by foreign owners.  We believe that we will be a domestically controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA.  However, no assurance can be given that we are or will remain a domestically controlled REIT.

Even if we do not constitute a domestically controlled REIT, a Foreign Owner’s sale of our common stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) our stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Foreign Owner has owned (actually or constructively) 5% or less of our outstanding common stock at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the Foreign Owner would generally be subject to the same treatment as a Domestic Owner with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Foreign Owner in two cases.  First, if the Foreign Owner’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Foreign Owner, the Foreign Owner will generally be subject to the same treatment as a Domestic Owner with respect to such gain.  Second, if the Foreign Owner is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax.  Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.  Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

Information Reporting and Backup Withholding.  Under current Treasury regulations, information reporting and backup withholding will not apply to payments on the common stock made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a Foreign Owner provided that neither we nor our paying agent has actual knowledge or reason to know that you are a Domestic Owner.  However, we or our paying agent may be required to report to the IRS and you payments of dividends on our common stock and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement. The gross proceeds from the disposition of your common stock may be subject to information reporting and backup withholding tax (currently at a maximum rate of 28%). If you sell your common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. information reporting and backup withholding requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your debt securities or common stock through a non-U.S. office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

o	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

o	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a Foreign Owner and certain other conditions are met or you otherwise establish an exemption.  If you receive payment of the proceeds of a sale of your common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a Foreign Owner or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are not a Foreign Owner or the conditions of any other exemption are not, in fact, satisfied.

You are encouraged to consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Other Tax Consequences

Possible Legislative or Other Actions Affecting Tax Consequences.  Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our common stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made.  The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes.  Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our common stock.

Recently Enacted Legislation.  On March 18, 2010, President Obama signed the Hiring Incentives to Restore Employment Act (the “HIRE Act”) into law. The HIRE Act added new chapter 4 to the Code. Effective for payments made after December 31, 2012, chapter 4 generally requires the withholding agent to deduct and withhold tax equal to 30% of any distributions in respect of our shares of capital stock and 30% of any gross proceeds of sale or disposition of our shares of capital stock, in either case, that is paid to a foreign financial institution or non-financial foreign entity, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a Foreign Owner might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on an investment in our capital stock.

State and Local Taxes.  We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside.  The state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above.  Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

PLAN OF DISTRIBUTION

Our common stock offered pursuant to the Plan will be purchased by the Plan Administrator, at our option, directly from us or in the open market.  The purchase price for shares of our common stock acquired directly from us will be equal to the volume-weighted average price (less any applicable discount) of our common stock as reported by the NYSE on the applicable Dividend Payment Date or the applicable Cash Purchase Investment Date.  The purchase price deemed to be paid for shares of our common stock acquired in the open market on any given day will be the weighted average of the actual prices paid for all shares acquired on that date, including any trading fees and service charges (less any applicable discount).  Shares of our common stock purchased under the Plan may be acquired at discounts of up to 5% from the prevailing market price as determined and set by us from time to time.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to requests for waiver in connection with Large Cash Purchases by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

See Question 27 under “Description of the Plan” above for a description of fees that will be charged to Plan participants, including broker fees.

Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

The validity of the common stock offered by this prospectus is being passed upon for us by K&L Gates LLP.  The opinion of counsel described under “Federal Income Tax Considerations” is being rendered by K&L Gates LLP, which opinion is subject to various assumptions and is based on current tax law.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC under the File Number 1-13991:

(i)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(ii)          Our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarters ended March 31, June 30, and September 30, 2011;

(iii)         Those portions of the Definitive Proxy Statement filed on April 13, 2011 that are incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(iv)         Our Current Reports on Form 8-K and Form 8-K/A filed on March 7, 2011, March 11, 2011, March 24, 2011, May 26, 2011, June 3, 2011, June 27, 2011, July 7, 2011 and September 14, 2011;

(v)          The description of the shares of capital stock contained in the Registration Statement on Form 8-A filed on March 26, 1998, including all amendments and reports filed for the purpose of updating such description; and

(vi)         The description of the shares of our 8.50% Series A Cumulative Redeemable preferred stock contained on Form 8-A filed on April 23, 2004.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.  Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at: MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, attention: Investor Relations Department; telephone: 212-207-6400.

INFORMATION WE FILE

We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that website is http://www.sec.gov.

Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a website at www.mfa-reit.com. Information contained on our website is not, and should not be interpreted to be, part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be borne by the registrant in connection with the offerings described in this registration statement. All such expenses other than the SEC registration fee are estimates.

SEC registration fee	$7,644

Legal fees and expenses(1)	20,000

Accounting fees and expenses(1)	10,000

Printing(1)	10,000

Miscellaneous(1)	20,000

Total	$67,644

(1)	Estimated

Item 15. Indemnification of Officers and Directors.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any director or officer or any individual who, while a director or officer of our company, serves our company or, at the request of our company, serves or has served another entity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a director or officer of our company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter also permits our company to indemnify and advance expenses to any employee or agent of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We maintain directors and officers insurance policies designed to reimburse us for any payments made by us pursuant to the foregoing indemnifications.  Pursuant to employment agreements with our executive officers, we are required to maintain such policies during the officers’ employment and for six years thereafter.

Item 16. Exhibits.

The following documents are filed with or incorporated by reference in this registration statement:

Exhibit	Description

4.1
Specimen of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-4, dated February 12, 1998, filed by the Registrant pursuant to the Securities Act (Commission File No. 333-46179)).

5.1	Opinion of K&L Gates LLP as to legality.

8.1	Opinion of K&L Gates LLP as to tax matters.

12.1
Computation of Ratio of Assets to Equity (incorporated herein by reference to Exhibit 12.1 of the Form 10-K, for the year ended December 31, 2010, filed by Registrant pursuant to the Exchange Act (Commission File No. 1-13991)).

23.1	Consent of K&L Gates LLP (included in Exhibits 5.1 and 8.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature page of the registration statement).

99.1	Enrollment Form for MFA Financial, Inc. Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being offered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)         That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2011.

MFA FINANCIAL, INC.

By:		/s/ Stewart Zimmerman
	Name:	Stewart Zimmerman
	Title:	Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stewart Zimmerman, William S. Gorin, Stephen D. Yarad and Harold E. Schwartz, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Stewart Zimmerman	Chairman of the Board and Chief Executive Officer (principal executive officer)	November 21, 2011
Stewart Zimmerman

/s/ Stephen D. Yarad	Chief Financial Officer (principal financial officer)	November 21, 2011
Stephen D. Yarad

/s/ Kathleen A. Hanrahan	Senior Vice President and Chief Accounting Officer (principal accounting officer)	November 21, 2011
Kathleen A. Hanrahan

/s/ William S. Gorin	President and Director	November 21, 2011
William S. Gorin

/s/ Stephen R. Blank	Director	November 21, 2011
Stephen R. Blank

/s/ James A. Brodsky	Director	November 21, 2011
James A. Brodsky

/s/ Michael L. Dahir	Director	November 21, 2011
Michael L. Dahir

/s/ Alan L. Gosule	Director	November 21, 2011
Alan L. Gosule

/s/ Robin Josephs	Director	November 21, 2011
Robin Josephs

/s/ George H. Krauss	Director	November 21, 2011
George H. Krauss

EXHIBIT INDEX

Exhibit	Description

4.1
Specimen of Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-4, dated February 12, 1998, filed by the Registrant pursuant to the Securities Act (Commission File No. 333-46179)).

5.1	Opinion of K&L Gates LLP as to legality.

8.1	Opinion of K&L Gates LLP as to tax matters.

12.1
Computation of Ratio of Assets to Equity (incorporated herein by reference to Exhibit 12.1 of the Form 10-K, for the year ended December 31, 2010, filed by Registrant pursuant to the Exchange Act (Commission File No. 1-13991)).

23.1	Consent of K&L Gates LLP (included in Exhibits 5.1 and 8.1).

23.2	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (included on the signature page of the registration statement).

99.1	Enrollment Form for MFA Financial, Inc. Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan.